Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of MBIA Inc. on Forms S-3 (No. 333-105980) and S-8 (Nos. 333-84300, 033-46062 and 333-34101) of:

(1)	Our report dated February 13, 2004 relating to the consolidated financial statements of MBIA Inc., which appears in Item 8 of this Annual Report on Form 10-K. We also consent to the inclusion of our report dated February 13, 2004 relating to the financial statement schedules, which appears in this Form 10-K.

(2)	Our report dated February 13, 2004 relating to the consolidated financial statements of MBIA Insurance Corporation as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which is included in Exhibit 99 to this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, NY

February 13, 2004